EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the prospectus constituting part of this Registration Statement (Amendment No. 1 to Form S-1, No. 333-160816) of our report dated March 30, 2009, relating to the consolidated financial statements of First California Financial Group, Inc. and Subsidiaries as of and for the years ended December 31, 2008 and 2007, included in its Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. We also consent to the references to our firm under the heading “Experts” in the prospectus.

/s/ Moss Adams LLP

Los Angeles, California

December 7, 2009